SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Micromuse Inc.

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MICROMUSE INC.
139 Townsend Street
San Francisco, CA 94107

December 23, 2002

Dear Micromuse Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Micromuse Inc., which will be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105 on Friday, January 31, 2003, at 10:00 a.m., Pacific Standard Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Gregory Q. Brown
Chairman of the Board and
Chief Executive Officer

MICROMUSE INC.
139 Townsend Street
San Francisco, California 94107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 31, 2003

The Annual Meeting of Stockholders (the “Annual Meeting”) of Micromuse Inc. (the “Company”) will be held at the Palace Hotel, 2 New Montgomery, San Francisco, California 94105, on Friday, January 31, 2003, at 10:00 a.m., Pacific Standard Time, for the following purposes:

1.    To elect two directors of the Board of Directors to serve until the 2004 Annual Meeting or until their successors have been duly elected and qualified;

2.    To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2003; and

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on December 10, 2002, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 139 Townsend Street, San Francisco, CA 94107 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

GREGORY Q. BROWN
Chairman of the Board and Chief Executive Officer

San Francisco, California
December 23, 2002

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY PHONE OR USING THE INTERNET AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

139 Townsend Street
San Francisco, California 94107

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be held on January 31, 2003

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Micromuse Inc., a Delaware corporation (“Micromuse” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, on Friday, January 31, 2003, at 10:00 a.m., Pacific Standard Time and at any adjournment or postponement of the Annual Meeting. These proxy solicitation materials were first mailed on or about December 23, 2002, to all stockholders entitled to vote at the Annual Meeting.

All Common Stock data in this Proxy Statement has been adjusted to reflect the effect of the two-for-one stock splits declared payable on February 22, 2000 and December 19, 2000.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On December 10, 2002, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 74,873,299 shares of Common Stock outstanding. Each stockholder of record on December 10, 2002, is entitled to one vote for each share of Common Stock held by such stockholder on such date. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The two nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted towards a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal 2.    Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2003 requires the affirmative vote of a majority of those shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter and thus, will not affect the outcome of the voting on the proposal.

Proxies for Stockholders of Record

If your shares are registered directly in your name with Micromuse’s transfer agent, you are a stockholder of record with respect to those shares, and a proxy card accompanies this Proxy Statement sent to you. You may vote your shares by mailing a completed and signed proxy card in the envelope provided with the proxy card. In addition, as a stockholder of record, you may use the control number and instructions printed on your proxy card to vote:

•	by Internet, at www.eproxy.com/muse, or

•	by using the touch-tone telephone number 1-800-435-6710.

Whether or not you are able to attend the Annual Meeting, you are urged to vote your shares by completing and returning the enclosed proxy card or voting by Internet or telephone as indicated above. Your shares will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1) and FOR Proposal No. 2, and in the discretion of the proxy holder as to other matters that may properly come before the Annual Meeting.

You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy card with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Voting Instructions for Beneficial Owners

If your Micromuse shares are held by a stockbroker, bank or other nominee rather than directly in your own name, you are considered a beneficial owner and not a stockholder of record. If you are a beneficial owner, your broker or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. Most nominees also make internet or telephone voting procedures available to their beneficial owners. Please consult your voting instruction form for the specific procedures available.

Solicitation of Proxies

The cost of soliciting proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders will be borne by the Company. The Company may retain and pay for the services of a proxy solicitor, plus its out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, telecopy or telegram. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a classified Board of Directors, with the terms of office of each of the two classes of directors ending in successive years. The Company currently has authorized five directors on the Board. Nominations for election of directors at the Annual Meeting were made by the full Nominating Committee of the Board of Directors of the Company. At the Annual Meeting, two directors are to be elected as Class I directors, to serve until the Company’s Annual Meeting in 2005 following the fiscal year ending September 30, 2004, or until their successors are elected and qualified. The individuals who are being nominated for election to the Board of Directors (the “Nominees”) and related biographical information are set forth below. Katrinka McCallum, a current Class I director, will not be standing for re-election when her term expires at the Annual Meeting.

Each Nominee for election has agreed to serve if elected, and management has no reason to believe that any Nominee will be unavailable to serve. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the Nominees named below. The two Nominees receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

Nominees	Age	Year First Elected Director	Positions & Offices Held with the Company
Michael L. Luetkemeyer (1)	53	—	Senior Vice President and Chief Financial Officer

David C. Schwab (2)	45	1996	Director

(1)	Effective January 1, 2003, Mr. Luetkemeyer will assume the role of Chief Executive Officer of Micromuse on an interim basis and retain his responsibilities as Chief Financial Officer.

(2)	Member of Audit Committee, Nominating Committee and Compensation Committee. Effective January 1, 2003, Mr. Schwab has been appointed non-executive Chairman of the Micromuse Board of Directors.

Michael L. Luetkemeyer, age 53, was nominated in December 2002 to stand for election at the Annual Meeting. Mr. Luetkemeyer was named Senior Vice President and Chief Financial Officer of Micromuse in October 2001. He has been appointed Chief Executive Officer of Micromuse on an interim basis effective January 1, 2003, and will retain his responsibilities as Chief Financial Officer. Mr. Luetkemeyer’s experience includes an extensive background in senior management of high-tech and scientific-engineering firms managing global finance organizations. Prior to Micromuse, Mr. Luetkemeyer was Senior Vice President and Chief Financial Officer at a network management software provider, Aprisma Management Technologies Inc. Before joining Aprisma in 2000, Mr. Luetkemeyer was CFO at Rawlings Sporting Goods, a provider of sports equipment, and at Electronic Retailing Systems, a technology start-up. Mr. Luetkemeyer has held a variety of senior finance positions throughout his career, including more than 10 years with General Electric, where he served with GE Aerospace, GE Semiconductor and GE Plastics. Mr. Luetkemeyer graduated from Southwest Missouri State in 1972 with a BS in Finance. He earned his Masters in Economics from the University of Missouri in 1975 and a BS in Accounting from Rollins College in 1985.

David C. Schwab, age 45, has been a director of Micromuse since December 1996 and a general partner of Sierra Ventures since November 1996. Effective January 1, 2003, Mr. Schwab has been appointed Chairman of the Micromuse Board of Directors. Prior to joining Sierra Ventures, Mr. Schwab co-founded Scopus Technology, Inc., a client-server software systems company, at which he served in various senior capacities from August 1991 to June 1996, most recently as Vice President of Sales. Mr. Schwab received his B.A. in Systems Engineering from University of California San Diego, an M.S. and ENG. in Aerospace Engineering from Stanford University, and an MBA from Harvard Business School. In December 2002, coincident with the announcement that Greg Brown would be resigning his positions of CEO and Chairman of the Company effective January 1, 2003, the Board appointed Mr. Schwab as its non-executive Chairman of the Board of Directors.

Continuing Directors

Set forth below is information regarding the continuing Class II directors of the Company, including their ages, the period during which each has served as a director, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered. Their terms as Class II directors are scheduled to end at the Company’s Annual Meeting following the end of fiscal year 2003.

Mr. Brown, age 42, has served as Chairman and CEO of Micromuse since February 1999. On December 13, 2002, the Company announced that Mr. Brown is resigning as Chairman and CEO effective December 31, 2002, to assume a position as Executive Vice President of Motorola, Inc. and President and CEO of Motorola’s Communications, Government and Industrial Solutions Sector. He will retain his seat on the Micromuse Board of Directors. His 20 years of high-tech experience includes leadership positions in the telecommunications, data networking, cable TV and computer software industries. From September 1996 until joining Micromuse Inc., Mr. Brown served as president of Ameritech Custom Business Services. For the three years prior to his position at Custom Business Services, Mr. Brown was president of Ameritech New Media Inc. As president, Mr. Brown was responsible for all of Ameritech’s consumer cable TV operations. Before joining Ameritech in 1987, Mr. Brown held a variety of sales and marketing positions with AT&T and IBM. In September 2001, Mr. Brown was appointed to the Board of Directors of R.R. Donnelley & Sons Company and was also elected to the Board of Trustees of the Walter Kaitz Foundation, a national organization dedicated to achieving diversity within the cable/broadband industry. Mr. Brown received his degree in Economics from Rutgers University in June 1982.

Mr. Jackson, age 52, has been a director of Micromuse since July 1998. Mr. Jackson has also been a director of the Company’s subsidiary Micromuse plc since March 1994. Mr. Jackson has been Chairman of Elderstreet Investments LTD, a venture capital and investment house since 1990. Since January 1998, Mr. Jackson has served as Deputy Chairman of UK based publicly traded Planit plc. Mr. Jackson has also served as a director of Sage Group plc, a publicly traded UK based accounting software company, since July 1984 and as non-executive chairman since September 1997 and is on the boards of several private companies. Mr. Jackson was trained and employed as a CPA at Coopers & Lybrand and received his LLB in Law from Cambridge University.

Ms. Wallman, age 45, has been a director of Micromuse since May 1999. Ms. Wallman is currently Visiting Research Professor at Georgetown University Graduate School of Arts and Sciences. Ms. Wallman held several senior positions at the FCC and in the White House from 1994 until November 1997, serving as Chief of the Common Carrier Bureau at the FCC and as Deputy Assistant to the President for Economic Policy and Counselor and Chief of Staff of the National Economic Council. In November 1997 Ms. Wallman founded and she still leads Wallman Strategic Consulting, LLC, providing strategic advice in the areas of telecommunications, information technology, and communications infrastructure issues. Prior to joining the administration, she was a partner at the Washington D.C. based law firm of Arnold & Porter. Ms. Wallman received her B.A. from the Catholic University of America where she was graduated in 1979 summa cum laude, Phi Beta Kappa. She earned a J.D. from Georgetown University Law Center graduating in 1984 magna cum laude, and at the same time, a M.S. from Georgetown’s Walsh School of Foreign Service, graduating with honors.

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2002, the Board of Directors held 6 meetings and established a Committee consisting of Greg Brown and Katrinka McCallum to act on behalf of the Board regarding the acquisition of RiverSoft plc, which Committee met 4 times. For the fiscal year, each of the directors participated in all meetings of the Board and Committees of the Board of Directors on which each such director served. During the fiscal year the Board of Directors had an Audit Committee, a RiverSoft Acquisition Committee, a Nominating Committee and a Compensation Committee, and the Compensation Committee had a Stock Option Committee.

During the fiscal year ended September 30, 2002, the Audit Committee held 5 meetings. The Audit Committee currently consists of the three non-employee directors, Messrs. Jackson and Schwab and Ms. Wallman. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of the Company’s independent accountants and the accounting practices of the Company. The Board has adopted and approved a charter for the Audit Committee. The Board has determined that all members of the Audit Committee are “independent” as the term is defined in Rule 4200 of the currently effective listing standards of the National Association of Securities Dealers.

During the fiscal year ended September 30, 2002, the Nominating Committee was appointed but held no meetings during that year, and currently consists of three non-employee directors, Messrs. Jackson and Schwab and Ms. Wallman. The Nominees for election as Directors at the Annual Meeting and the appointment of David Schwab as non-executive Chairman of the Board were approved by the Nominating Committee at a meeting in December 2002. The Nominating Committee is responsible for the identification and nomination of potential members of the Company’s Board of Directors, and reviewing and making recommendations to the Board of Directors concerning Board composition, organization, and other corporate governance issues and guidelines. See “Stockholder Proposals for 2004 Annual Meeting” concerning the requirements for director nominations made by stockholders. The Nominating Committee will consider nominations timely made by stockholders pursuant to the requirements of the Company’s Bylaws.

During the fiscal year ended September 30, 2002, the Compensation Committee acted by written consent on 3 occasions and met in conjunction with the full Board of Directors on 5 occasions. The Compensation Committee currently consists of two directors, Messrs. Jackson and Schwab. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers of the Company and oversees the administration of the incentive compensation and benefit plans of the Company including the 1997 Stock Option/Stock Issuance Plan, 1998 Non-Officer Stock Option/Stock Issuance Plan and 1998 Employee Stock Purchase Plan (collectively, “Stock Plans”).

During the fiscal year ended September 30, 2002, the Stock Option Committee held no meetings and acted by written consent in making grants to non-executive employees. During fiscal 2002, the Stock Option Committee consisted of Mr. Brown and has authority to make option grants to non-officer employees and consultants for up to 25% of the shares authorized for issuance as options per quarter on terms determined to promote alignment of employee and shareholder interests and employee retention. The Stock Option Committee provides detailed reports of its stock grant activity to the Compensation Committee and the Board on at least a quarterly basis.

Director Compensation

Since fiscal 1999, the Company has made annual grants of options to non-employee directors and has not paid cash compensation to directors. Each October since October 2000, the Board of Directors has granted to each non-employee director options to purchase 30,000 shares of the Company’s Common Stock. Director options vest monthly over a three year period, and the exercise price is the fair market value on the date of grant.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of November 29, 2002 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors and the executive officers named in the “Executive Compensation—Summary Compensation Table,” and (iii) all current directors and executive officers as a group. Where information regarding shareholders is based on Schedules 13D and 13G, the number of shares is as of the date for which information was provided in such schedules.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares of Common Stock Beneficially Owned(1)(2)
Beneficial Owner	Number of Shares	Percentage Ownership
Citigroup Inc. (3) 399 Park Avenue New York, NY 10043	16,605,583	22.2%

Perkins, Wolf, McDonnell & Company (4) 310 S. Michigan Avenue, Suite 2600 Chicago, IL 60604	8,240,790	11%

Invesco Funds Group, Inc. (5) 4350 South Monaco Street Denver, CO 80237	4,341,735	5.8%

Franklin Advisers, Inc. (6) 777 Mariners Island Blvd. San Mateo, CA 94404	4,170,234	5.6%

Citadel Limited Partnership (7) 225 W. Washington, 9th Floor Chicago, IL 60606	3,908,426	5.2%

Gregory Q. Brown (8)	2,125,743	2.7%

James B. De Golia (9)	231,434	*

Michael S. Donohue (10)	361,343	*

Michael E.W. Jackson (11)	163,182	*

Michael L. Luetkemeyer (12)	194,887	*

Katrinka B. McCallum (13)	131,344	*

David C. Schwab (14)	117,500	*

Kathleen M. H. Wallman (15)	118,927	*

Directors and Executive Officers as a group (8 persons) (16)	3,444,360	4.4%

*	Less than one percent of the outstanding shares of Common Stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2)	Percentage ownership is based on 74,863,966 shares of Common Stock outstanding on November 29, 2002.

(3)
Based solely on information provided by Citigroup Inc. and certain of its affiliates in an amended Schedule 13G filed with the Securities and Exchange Commission on July 10, 2002. Citigroup Inc., Salomon Smith Barney Inc., Salomon Brothers Holding Company Inc., Smith Barney Fund Management LLC, and Salomon Smith Barney Holdings Inc. report shared voting and dispositive power over the following respective numbers of shares: 16,605,583; 9,975,113; 10,296,113; 6,231,500; and 16,527,613.

(4)
Based solely on information provided by Perkins, Wolf, McDonnell & Company in a Schedule 13G filed with the Securities and Exchange Commission on June 11, 2002, which reports shared voting and dispositive power over 8,021,340 shares and sole voting and dispositive power over 219, 450 shares.

(5)
Based solely on information provided by INVESCO Funds Group, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2002, which reports sole voting and dispositive power over 4,341,735 shares.

(6)
Based solely on information provided by Franklin Resources, Inc., in an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002, which reports that Franklin Advisers, Inc., an advisory subsidiary of Franklin Resources, has sole voting and dispositive power over 3,588,760 shares, and another affiliate Franklin Private Client Group has sole power to dispose of 564,974 shares and another affiliate Fiduciary Trust Company International has sole voting and dispositive power over 16,500 shares.

(7)
Based solely on information provided by Citadel Limited Partnership in a Schedule 13G filed with the Securities and Exchange Commission on August 9, 2002, which reports that Citadel Limited Partnership together with 13 of its affiliates listed as group members has shared power to dispose of and vote 3,908,426 shares.

(8)	Includes 2,123,333 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(9)	Includes 195,777 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(10)	Includes 357,890 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(11)	Includes 162,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(12)	Includes 192,592 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(13)	Includes 125,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(14)	Includes 117,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(15)	Includes 117,500 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

(16)	Includes 3,392,092 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of November 29, 2002.

COMPENSATION COMMITTEE REPORT

Report of Executive Compensation

This Report describes the compensation policies and rationale applied to the compensation paid to the Company’s executive officers for the fiscal year ended September 30, 2002.

Purpose

For the 2002 fiscal year, the Board of Directors, with the recommendation of the Compensation Committee, established the level of base salary and bonus programs to be paid to the Chief Executive Officer and Chief Financial Officer and other executive officers of the Company and administered the Company’s Stock Plans. The Board also approved the hiring, option grants, compensation, and employment terms of other executive officers hired during the year and the individual bonus programs to be in effect for the officers.

For the 2002 fiscal year, the process used to determine executive officer compensation levels was based upon the Board’s judgment, with input from professional executive compensation experts and reference to outside sources. Among the factors considered by the Compensation Committee and the Board were the recommendations of the Chief Executive Officer and President with respect to the compensation of the Company’s other executive officers. However, the Board made the final compensation decisions for all officers.

General Compensation Policy

The Company’s executive compensation policy is to offer the Company’s executive officers competitive compensation opportunities based upon increasing stockholder value and individual achievement of defined objectives. The policy is intended to be competitive in order to recruit, retain and motivate people of needed capabilities. It is the Company’s objective to have compensation be competitive with that of public software companies (the “Peer Companies”). Compensation should include meaningful equity in the Company, which in the Committee’s view strengthens the mutuality of interests between the executive officers and the stockholders. Each executive officer’s compensation package is generally comprised of three elements: (i) base salary, (ii) cash incentive bonuses, and (iii) long-term Common Stock-based incentive awards.

Base Salary

The base salary for each executive officer is set on the basis of responsibilities, personal performance and a review of comparable positions at the Peer Companies. The level of base salary set for such executive officers to date has generally been comparable to the surveyed compensation data for the Peer Companies.

Annual Incentive Compensation

On an annual or more frequent basis, it is the policy of the Board or Compensation Committee to establish a set of objectives for executive officers based on Company performance and on achievement of individual objectives. At the end of the fiscal year or other measurement period, the Board or Compensation Committee will evaluate the objectives to determine whether the specified objectives were met and will determine whether extraordinary accomplishments or circumstances should be considered in determining the bonus award. For fiscal 2002, target incentives varied by group and over time each officer’s objectives required achievement of his or her group’s objectives, as well as achievement of corporate revenue and/or corporate bookings. The overall performance of the Company did not meet the Company’s fiscal 2002 targets, although cost reduction targets and balance sheet objectives were largely met as the year evolved. Quarterly target bonus payments were reduced as the year progressed, with no bonuses paid for the fourth quarter to executives. For fiscal 2002, actual bonuses paid reflected an individual’s accomplishment of both corporate and functional objectives, with varying weight being given to achievement of corporate and functional objectives.

Long-Term Incentive Compensation

During the 2002 fiscal year, the Compensation Committee, in its discretion, made option grants to key employees, including executive officers under the 1997 Option/Stock Issuance Plan. The Committee also authorized grants to all employees. The size of each grant to executive officers was set at a level that together with past option grants the Board and the Compensation Committee deemed appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company. However, other factors considered include: the individual’s potential for future responsibility, the individual’s performance in the recent period, and the number of unvested options held by the individual at the time of the new grant. As with many publicly traded technology companies, the market price for the Company’s stock declined significantly during the year. Despite the market pressures and issues, the Company maintained its strong balance sheet and substantially reduced its cost structure to bring it more in line with revenue. In addition, in order to provide a strong foundation for future opportunities, the Company made significant investments in product delivery and development, including its acquisition of RiverSoft plc. In recognition of this and other accomplishments in a continuing, difficult business environment and in an effort to incite effective execution of strategic fiscal initiatives and business plans, the Committee made option grants to employees, including executive officers, in the first quarter of 2003.

The option grants are designed to align the interests of the executive officers and employees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer or employee to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date or later date) over a specified period of time. The option generally vests in periodic installments over a three or four-year period, contingent upon the grantee’s continued provision of service to the Company. Accordingly, the option will provide a return to the grantee only if he or she remains active with the Company, and then only if the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

Under the terms of Mr. Brown’s February 17, 1999 Employment Agreement, in fiscal year 2002 he received a base salary of $400,000, and a bonus of $225,000 based on Company performance and Compensation Committee review and approval of corporate and functional objectives referred to above in this report. Under the terms of his Employment Agreement, on a split adjusted basis, he received options to purchase a total of 3,200,000 shares of the Company’s Common Stock, that have been vesting monthly over his first 48 months of employment; and 640,000 shares that, because of superior Company performance in fiscal year 2000, vested over a 24 month period commencing October 1, 2000. As set forth in the Summary Compensation Table, he also received an additional option grant of 400,000 shares in October 2001, which vest over three years. The Employment Agreement also provides for twelve months of base salary and pro-rated bonus in the event his employment terminates other than for cause or permanent disability or with good reason. If the Company experiences a change in control and Mr. Brown is terminated (not for cause or permanent disability), all of Mr. Brown’s unvested option shares will then become vested. The Agreement also includes non-competition, non-solicitation and other restrictive covenants, including an obligation to sign a release in order to receive such termination benefits. Actual salary and bonus amounts paid to Mr. Brown are set forth in the Summary Compensation Table.

Tax Limitation

Under the federal tax laws, a publicly held company such as Micromuse Inc. will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company’s executive officers for the 2003 fiscal year will exceed the $1 million limit per officer. In order to qualify option grants under the Company’s 1997 Stock Option/Stock Issuance Plan for an exemption available to performance-based compensation, the stockholders have approved certain provisions of that Plan, including a limit on the maximum number of option shares that any one participant may receive each calendar year. Accordingly, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1997 Stock Option/Stock Issuance Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1 million limitation.

COMPENSATION COMMITTEE

David C. Schwab
Michael E.W. Jackson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors was formed in February 1999 and the members of the Compensation Committee are Messrs. Jackson and Schwab. None of the members of the Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2002, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with KPMG LLP the independence of KPMG LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Michael E. W. Jackson
David C. Schwab
Kathleen Wallman

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between February 13, 1998 (the date the Company’s Common Stock commenced public trading) and September 30, 2002, with the cumulative total return of (i) the S&P 500 Index, (ii) the Nasdaq Stock Market – U.S. Index, (iii) JP Morgan H & Q Computer Software Index, and (iv) the RDG Software Composite Index, over the same period. This graph assumes the investment of $100.00 on February 13, 1998 in the Company’s Common Stock and the listed indices, and assumes the reinvestment of dividends, if any.

The JP Morgan H & Q Computer Software Index was discontinued in the middle of 2002 and has been replaced with the RDG Software Composite Index. We have also elected not to include the S&P 500 Index in future stock performance graphs.

The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock.

The above graph commences with the closing price of the Company’s Common Stock on February 13, 1998, the day on which the stock commenced public trading. On a split adjusted basis, the Common Stock closed that day at a price of $4.72 per share.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, Audit Committee Charter, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

Executive Compensation

The following Summary Compensation Table sets forth the compensation earned by the Company’s Chief Executive Officer, and the four most highly compensated officers other than the Chief Executive Officer whose salary and bonus for the fiscal year ended September 30, 2002 exceeded $100,000 (collectively, the “Named Executive Officers”), for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended September 30, 2002.

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation			Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Securities Underlying Options(#)
Gregory Q. Brown (1)	2002	400,000	225,000	400,000
Chairman of the Board and	2001	400,000	431,250	—
Chief Executive Officer	2000	350,000	525,000	—

Michael S. Donohue (2)	2002	178,333	280,000	200,000
Senior Vice President,	2001	160,000	275,000	40,000
Sales and Business Operations	2000	160,000	443,321	120,000

Michael L. Luetkemeyer (3)	2002	250,000	131,250	400,000
Senior Vice President and
Chief Financial Officer

James B. De Golia (4)	2002	127,500	18,750	50,000
Senior Vice President, Secretary	2001	180,000	22,500	90,000
and General Counsel	2000	180,000	30,000	—

Katrinka B. McCallum (5)	2002	250,000	113,950	400,000
Executive Vice President,	2001	51,282	100,000	—
Chief Operating Officer and Director

(1)
Mr. Brown commenced his employment on February 17, 1999. On December 13, 2002, the Company announced that Mr. Brown is resigning as Chairman and CEO effective December 31, 2002, to assume a senior executive position with Motorola, Inc., and will retain his seat on the Micromuse Board of Directors.

(2)	Mr. Donohue commenced his employment on October 22, 1998.

(3)
Mr. Luetkemeyer commenced his employment on October 1, 2001. Effective January 1, 2003, Mr. Luetkemeyer will assume the role of Chief Executive Officer of the Company on an interim basis and retain his responsibilities as Chief Financial Officer, and has been nominated for election as a director at the Annual Meeting.

(4)	Mr. De Golia commenced his employment on January 1, 1999. His compensation was adjusted to reflect that he worked less than full-time for part of the year.

(5)
Ms. McCallum commenced her employment and service as a Director on July 18, 2001, resigned as Executive Vice President and Chief Operating Officer on September 30, 2002, and will not stand for re-election as a director when her term expires at the Annual Meeting.

Option Grants

The following table contains information concerning the stock option grants made to each of the Named Executive Officers in the fiscal year ended September 30, 2002.

	Individual Grant				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted To Employees in 2002(%)(1)	Exercise Price ($/Sh)(2)	Expiration Date	5%($)	10%($)
Gregory Q. Brown	400,000	11.0%	$5.420	10/01/11	$1,363,443	$3,455,233
Katrinka B. McCallum	400,000	11.0%	$5.420	10/01/11	$1,363,443	$3,455,233
Michael L. Luetkemeyer	400,000	11.0%	$5.420	10/01/11	$1,363,443	$3,455,233
Michael S. Donohue	200,000	5.4%	$5.420	10/01/11	$681,721	$1,727,616
James B. De Golia	50,000	1.4%	$5.420	10/01/11	$170,430	$431,904

(1)	Based on an aggregate of 3,605,050 option shares granted in fiscal 2002.

(2)
The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the option grant date, which is equal to the closing price, as reported by the Nasdaq National Market System on the option grant date. The options normally vest over a 4 or a 3 year period (except as noted in the description of Mr. Brown’s compensation in the Compensation Committee Report) and the exercise price may be paid in cash, in shares of the Company’s Common Stock valued at fair market value on the exercise date or through a broker-assisted exercise procedure involving a same-day sale of the purchased shares.

(3)
The 5% and 10% assumed annual rates of compounded stock price appreciation are based on rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Option Exercises and Fiscal Year-End Values

The following table sets forth information concerning the year-end number and value of unexercised options; and the number of options exercised during fiscal year 2002 with respect to each of the Named Executive Officers.

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options At FY-End(#)		Value of Unexercised in-the-Money Options at FY-End($)(2)
Name			Vested	Unvested	Vested	Unvested
Gregory Q. Brown	0	—	1,918,889	771,111	—	—
Katrinka B. McCallum	0	—	—	400,000	—	—
Michael L. Luetkemeyer	0	—	153,086	246,914	—	—
James B. De Golia	5,000	$52,950	158,555	100,971	—	—
Michael S. Donohue	0	—	300,390	223,610	—	—

(1)	The amounts in this column are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2)
Based on the fair market value of the Company’s Common Stock at fiscal year end ($2.52 per share), and such value is equal to the closing price, as reported by the Nasdaq National Market System at that date, less the exercise price payable for such shares

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

The Company’s executive officers have offer letters with the Company that set forth their base salary, option grant and eligibility to participate in employee benefit programs available to similarly situated employees and do not have any severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors except as noted below. Mr. Brown’s employment agreement is described in the Compensation Committee Report. Mr. Luetkemeyer’s offer letter provides a base salary of $250,000 per year and a target bonus of $175,000 (of which the first year is guaranteed). In addition, it provides that if his employment is terminated by the Company (other than for good cause) or in the event of a change of control as defined in the Company’s stockholder approved stock option plan, he shall be guaranteed to receive his base salary and prorated target bonus for the year following such termination or change of control. Also, the letter provided that the Board would grant him at a later date options to purchase 400,000 shares of stock vesting over a three year period, with fifty percent of unvested shares vesting in the event of a change in control. Ms. McCallum’s offer letter provides a base salary of $250,000 per year and a target bonus of $175,000. In addition, it provides that if her employment is terminated by the Company (other than for good cause) or in the event of a change of control as defined in the Company’s stockholder approved stock option plan, she shall be guaranteed to receive her base salary and prorated target bonus for the year following such termination or change of control. Also, the letter provided that the Board would grant options to purchase 400,000 shares of stock vesting over a three year period, one quarter of which would be eligible for earlier vesting based on the Company achieving fiscal 2002 revenue and earnings per share targets. This grant was made contemporaneous with grants to all employees on the first day of fiscal 2002. The Company and Ms. McCallum agreed to implement the termination provisions of her offer letter in conjunction with her resignation as Executive Vice President and COO and her subsequent maternity related disability through April 15, 2003. Mr. De Golia’s offer letter provides that the Company must provide twelve month notice of termination in the event of termination without cause or resignation for defined good reasons and vesting of his options will accelerate if he is terminated without cause within twelve months of a change of control. He is also obligated to sign a release and non-competition agreement in order to receive such termination benefits. Mike Donohue’s terms of employment provide that the Company will provide him twelve months notice of Termination of Employment other than for cause and that during such notice period he shall receive his base and bonus/commission compensation and benefits.

Under the Company’s 1997 Stock Option/Stock Issuance Plan, upon a Corporate Transaction generally, qualified by reference to the detailed provisions of the plan, meaning a transfer of all or substantially all of the Company’s assets in dissolution or liquidation, or transfer of voting control of the Company in a merger or consolidation, the vesting of each outstanding option shall automatically accelerate so that each such option shall become fully vested and exercisable (and applicable repurchase rights shall lapse), except to the extent any such option is assumed or replaced with a comparable option or cash incentive program by the successor corporation. In addition, the Plan Administrator, the Board or an authorized committee, shall have the discretion to provide for the automatic acceleration of vesting of any options upon the occurrence of a Corporate Transaction or Change in Control (generally, qualified by reference to the detailed provision of the plan, where a person or group acquires control of the Company without approval by the Board of Directors or if certain defined changes in the Board of Directors occur during a 36 month period) or upon an involuntary termination of employment following such a transaction.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending September 30, 2003. KPMG LLP has audited the Company’s financial statements since the fiscal year ended September 30, 1995.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2002 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were approximately $280,000.

Financial Information Systems Design and Implementation Fees

No professional services were rendered by KPMG LLP to the Company in connection with system design and implementation.

All Other Fees

The aggregate fees billed for services rendered by KPMG LLP for all services other than those services covered in the section captioned “Audit Fees” for the Company’s 2002 fiscal year were approximately $400,000. These other services include (i) tax planning and assistance with the preparation of returns, (ii) assistance with regulatory filings, and (iii) consultations on the effects of various accounting issues and changes in professional standards.

The Audit Committee considered whether the rendering of the non-audit services by KPMG LLP listed above is compatible with maintaining the independence of KPMG LLP.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons, if any, who beneficially own more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in the Common Stock. Based upon the copies of Section 16(a) reports that the Company received from such persons or the written representations received from one or more of such persons concerning reports required to be filed by them for the 2002 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by the persons known to the Company to be subject to the Section 16(a) reporting requirements.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S REPORT ON FORM 10-K FOR FISCAL YEAR 2002, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO MICROMUSE INC., 139 TOWNSEND STREET, SAN FRANCISCO, CALIFORNIA 94107, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Under the Company’s Bylaws, stockholders seeking to bring business or nominate directors at an annual meeting of stockholders must provide timely notice in writing to the Company. To be timely, a stockholder’s notice must be delivered to the attention of the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting or, for the 2004 annual meeting, not after December 2, 2003 and not before November 2, 2003. However, in the case of an annual meeting that is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, such notice to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date of first public disclosure of the meeting. The Bylaws specify further requirements for the form and content of a stockholder’s notice. If the Company does not receive timely notice of a stockholder proposal, management of the Company will use its discretionary authority to vote the proxies received as the Board of Directors may recommend.

Any stockholder who intends to present a proposal for consideration at the 2004 Annual Meeting and intends to have that proposal included in the proxy statement and related materials for the 2004 Annual Meeting, must deliver a written copy of the proposal to the Company’s principal executive offices no later than August 25, 2003, in order for the proposal to be considered for inclusion under the rules of the Securities and Exchange Commission. These proposals should be addressed to Micromuse Inc., 139 Townsend Street, San Francisco, California 94107, Attention: Secretary.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS OF MICROMUSE INC.

San Francisco, California
December 23, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA TELEPHONE OR THE INTERNET AS PROVIDED ABOVE ON PAGE 2. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

PROXY

MICROMUSE INC.
139 TOWNSEND STREET, SAN FRANCISCO, CA 94107

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROMUSE INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 31, 2003

The undersigned holder of Common Stock, par value $0.01, of Micromuse Inc. (the “Company”) hereby appoints Gregory Q. Brown and James B. De Golia severally proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, January 31, 2003 at 10:00 a.m. pacific standard time, at the Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105 and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS (PROPOSAL 1) AND FOR RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2) AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS (PROPOSAL 1), AND “FOR” PROPOSAL 2, TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MICROMUSE INC., YOU MAY SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

●  FOLD AND DETACH HERE  ●

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes as indicated in this example	☒

		FOR all nominees	WITHHOLD AUTHORITY for all nominees			FOR	AGAINST	ABSTAIN
1	To elect the following directors to serve for a term ending upon the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified.	☐	☐	2	To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending September 30, 2003.	☐	☐	☐

Nominees: 01 Michael L. Luetkemeyer 02 David C. Schwab

FOR the nominees, except vote withheld from the following nominee:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature(s)                                                                                                                                      Date                                         , 2003
Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

●  FOLD AND DETACH HERE  ●

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/muse		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.